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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                             SYMBOL:  DEMP
Thursday, May 30, 1996                                 TRADED:  NASDAQ National
                                                                  Market System


                     DRUG EMPORIUM FINALIZES THE ACQUISITION
                             OF "I GOT IT AT GARY'S"
                     AND OBTAINS AN EXTENDED LINE OF CREDIT

         COLUMBUS, Ohio, May 30 -- Drug Emporium, Inc. announced today that it has completed the previously announced purchase of certain assets of the six-store chain of discount drug stores owned by Eagleville Pharmacy, Inc., and doing business as I got it at Gary's. The stores are operating in the Philadelphia market area.

         The Company also announced that it has entered into an expanded secured credit agreement with Bank One of Columbus, National City Bank and The Huntington National Bank.

         David L. Kriegel, Drug Emporium's chairman and chief executive officer, said, "The purchase price for the selected assets approximated $11 million and included inventory, leaseholds and equipment. With the exception of certain leases assumed by Drug Emporium, no material liabilities of Eagleville Pharmacy were included in the transaction. The six stores are expected to contribute $50 to $60 million in net sales to Drug Emporium over the next twelve months."

         Mr. Kriegel further commented, "The banks extended our total line of credit to $60 million from $45 million to fund the acquisition and expected seasonal borrowing requirements for the fall."

         Drug Emporium, Inc. is a national chain of 141 company-owned stores operating as Drug Emporium, F&M Super Drug Stores or I got it at Gary's. The company also franchises an additional 90 Drug Emporium stores. All 231 stores specialize in discount-priced health and beauty aids, cosmetics, greeting cards and prescription drugs.


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FOR FURTHER INFORMATION:         Drug Emporium, Inc.
                                 Timothy S. McCord, CFO
                                 614-548-7080 x207
                                 or Investor Relations x451

                                 Web Site Address:  http://www.drugemporium.com